SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.  )

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    14a-6(e)(2))
[ ] Definitive Proxy Statement
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[ ] Soliciting Material Pursuant to Section 240.14a-12

                           COMMUNITY FINANCIAL CORP.
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               (Name of Registrant as Specified In Its Charter)

                               BARRETT R. ROCHMAN
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                               BARRETT R. ROCHMAN
                                   31 Homewood
                           Carbondale, Illinois 62901
                                 (800) 529-3513




March 22, 2000


Dear Fellow Stockholders:

                  LOOK AT THE FACTS - THEY SPEAK FOR THEMSELVES

         I, like you, have received Community Financial's white proxy statement and letters to stockholders. Quite frankly, I find it interesting that the board has not responded to my concerns about Community Financial's lackluster financial performance and stock price. The reason: I don't think the board has a plausible answer. THE FACTS SPEAK FOR THEMSELVES.

The facts speak for themselves - The current directors have received stock and options - who has benefited?

         As I stated in my BLUE proxy statement, even though Community Financial's return on average assets and return on average equity are below its peer group's averages, and even though Community Financial's stock price is now below its initial public offering price of $10, our directors and executive officers have seemingly had no difficulty accepting stock the past two years from Community Financial. While it may be true that the stock was issued to the directors and executive officers in accordance with plans approved by stockholders, I think the directors and executive officers should have declined to accept the stock when the financial performance and stock price of Community Financial during the past few years have been mediocre, at best.

         The directors and executive officers received restricted stock in 1999 and 2000 totaling 38,261 shares, with two-thirds of the shares being granted on January 14, 2000. Based upon the last trade of Community Financial common stock of $9-13/16, as reported by Nasdaq on March 20, 2000, these shares have a total value of approximately $375,000. Do you realize that, according to information provided in Community Financial's proxy statement, the amount of restricted stock received by our company's directors and executive officers in 2000 represents more than a 100% increase in the amount of restricted stock received by such directors and executive officers in 1999? Add to this the fact that the directors and executive officers also currently have options to acquire a total of 158,697 shares of Community Financial common stock. The attached enclosure provides more detail on certain stock and options they have received.

         I ask you - has our stockholder value been enhanced by the directors and executive officers having received these shares and options?

The facts speak for themselves - Wayne Benson received a $30,000 salary increase

         The board's white proxy statement relating to the upcoming annual meeting indicates that during 1999, our President, Mr. Wayne Benson, received an annual salary of $100,000. The proxy statement also discusses Mr. Benson's employment agreement with Community Financial and Community Bank & Trust, N.A. Under his current employment agreement, Mr. Benson will now receive an annual base salary of $130,000. That means Wayne Benson will receive $30,000 more in salary this year as compared to last year. Imagine that, although Mr. Benson has publicly stated that he was disappointed in our company's 1999 financial results, he was not disappointed enough to accept a 30% pay raise. Do you think Community Financial would be able to afford Mr. Benson's pay raises in the event he ever becomes happy with the financial results of our company? And, what can our board of directors be thinking when approving a significant salary increase for our President when the 1999 financial results and stock price of Community Financial have been disappointing?

         The board of directors and Wayne Benson continue to spend our money. And, what do we receive in return - financial results that are below comparably-sized bank holding companies and a sagging stock price. I say now is the time to make some changes with the board of Community Financial.

The facts speak for themselves - Mr. Benson's and your board's decisions will cost stockholders money

         In a recent letter to you, Community Financial claimed that I want you to pay for my costs associated with the present proxy context. It would be nice if Community Financial would tell you the whole story and not just part of it. Let me fill you in on several important details.

         First, on January 11, 2000, I met informally with Mr. Benson to discuss the possibility of two others and myself becoming directors of Community Financial. Unfortunately, after the meeting, Mr. Benson refused to talk to me again about appointing me to the board of directors. Is that the way our President should treat stockholders, the people who own the company? I am one of the largest stockholders of Community Financial and received this kind of treatment - imagine how unresponsive Mr. Benson would be to a stockholder owning 100 or 1,000 shares! I tried to avoid this proxy contest by asking Community Financial to appoint me to the board of directors. What are the directors afraid of? I think they probably don't want someone like me within their inner circle who will make them accountable and responsive to stockholders.

         Second, my estimated proxy solicitation expenses of $75,000 would be paid by Community Financial only if approved by Community Financial. My expenses would not be paid automatically. But, in order to eliminate this issue, I have decided not to seek reimbursement for my expenses in this proxy contest - I will pay these expenses myself. I challenge the directors to accept somewhat similar terms. That is, since they could have avoided this whole proxy contest by appointing me to the board of directors, I challenge the directors to pay Community Financial's proxy expenses out of their own pockets if they lose this proxy contest.

         Considering the expenses associated with this proxy contest, I doubt whether the board is willing to use their own money to fund such costs. Simply look at Community Financial's proxy statement that you just received. The board has hired D.F. King & Co., Inc. from New York City to help them solicit proxies for the upcoming annual meeting. The board's white proxy statement states that D.F. King & Co. will use 25 of its employees to solicit proxies and will be paid $40,000 plus expenses. The board's white proxy statement further provides that Community Financial's total expenses for the solicitation of proxies for the annual meeting (including D.F. King's expenses) are estimated at $150,000 plus the amount it would normally spend for its annual meeting of stockholders. Following the annual meeting, I intend to verify the amount actually spent by the board.

         The long and the short of it is, this proxy contest was totally avoidable. However, Wayne Benson and your board of directors have decided to spend your money for their principles.

         In my view, it is time for a change at Community Financial. Call me old-fashioned, but I like to think stockholders can still have input in their company. I will continue to solicit your proxy to vote your shares at the upcoming annual meeting of stockholders and would greatly appreciate and be honored with your support.

         Together, we can make a difference at Community Financial. If you have any questions or need additional information, please do not hesitate to call me at (800) 529-3513.

                                                Sincerely,




                                                Barrett R. Rochman






         IMPORTANT -- If you own your shares directly and hold your stock certificate, please sign and return to me the BLUE proxy card that I sent to you earlier. If you need another BLUE proxy card or if you already returned a white proxy card to Community Financial and want to instead support the election of Michael Nadler and me as well as my stockholder proposal, please call me and I will send you a new BLUE proxy card. If your stock is held through a bank, stock broker, trustee or other nominee, you must use the proxy card provided by the bank, stock broker, trustee or other nominee in order for your shares to be counted at the annual meeting. Please do not sign or return a white proxy card to Community Financial.

                               BARRETT R. ROCHMAN
                                   31 Homewood
                           Carbondale, Illinois 62901
                                 (800) 529-3513

                                 March 22, 2000


                                   IMPORTANT!!
                                   PLEASE READ


                  LOOK AT THE FACTS - THEY SPEAK FOR THEMSELVES

         The following is the information regarding certain issuances of Community Financial stock and options to directors and executive officers referenced in my attached letter dated March 22, 2000:

                                    Number of Shares (1)
Name of Director or Officer         1999            2000       Number of Shares (2)
---------------------------         ----            ----       --------------------
Michael F. Bauman                    793            1,586              9,918
Wayne H. Benson                    2,518            5,036             38,617
Roger A. Charleston                  793            1,586              9,918
Gary L. Graham                       423            1,693              5,290
Roger L. Haberer                     423            1,693              5,290
Brad A. Jones                        793            1,586              9,918
Shirley B. Kessler                 3,111            6,222             43,378
C. Richard King                      793            1,586              9,918
Douglas W. Thompson                2,518            5,036             26,450

         TOTAL                    12,165           26,024            158,697


(1) Reflects vesting of shares of restricted stock awarded to these individuals under Community Financial's management recognition plan. This information was obtained from Schedule B to Community Financial's definitive proxy statement relating to its 2000 annual meeting of stockholders filed with the Securities and Exchange Commission.

(2) Reflects number of shares of common stock that may be acquired by the individuals named upon the exercise of stock options which are exercisable within 60 days from March 10, 2000. This information was obtained from Community Financial's definitive proxy statement relating to its 2000 annual meeting of stockholders.